Exhibit 10.12

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Agreement is made as of the 16th day of December 2002 between Oragenics, Inc. ("Employer") and Jeffery D. Hillman ("Employee").

Employer and Employee entered into an Employment Agreement as of the 1st day fo May, 2002, as amended on the 3rd day of October, 2002.

Employer and Employer desire to amend the Employment Agreement, as amended, and they hereby agree as follows:

Section 5. Compensation and Reimbursement is hereby amended by replacing the defined payment term, "the initial compensation rate of Ninety Six Thousand Dollars ($96,000) per annum" with the new defined payment term, "the initial compensation rate of One Hundred Twenty Thousand Dollars ($120,000) per annum."

The Employment Agreement, is herein further amended, shall remain in full force and effect and is hereby ratified and confirmed.

ORAGENICS, INC.

By:	/s/ Mento A. Soponis	/s/ Jeffery D. Hillman
	Its President	Jeffrey D. Hillman